NEWS RELEASE

Mercer Gold Provides Update on Management and Board of Directors Changes, Operational Plans for Guayabales Gold Project and Corporate Restructuring

VANCOUVER, BC,- May 16, 2011/ Market Wire / - Following changes in the Board and management of the Company, Mercer Gold Corporation ("Mercer" or the "Company") (OTCQB: MRGPD, Frankfurt: AN4) is reorganizing its management team, board structure and operations in order to effectively pursue its stated mission of building a successful mineral exploration company based on its gold exploration project in Colombia.

Management provides the following corporate update:

Management and Board Changes

The Company has appointed Gerry Jardine as a Director of the Company. Mr. Jardine has considerable experience in fund raising for public companies.

Gerry Jardine has worked in corporate finance and administration for public companies for the past 30 years. Since 1989, he has been President and principal shareholder of Amcan Fiscal Consultants, a private management consulting company based in Vancouver, British Columbia. Mr. Jardine founded and has served as Director and Officer of TSX Venture Exchange, NASDAQ and OTC Bulletin Board companies primarily within the research and development, mineral resource and oil and gas sectors. His responsibilities have included acquisitions, funding, corporate governance and investor relations functions.

The Board has recently accepted resignations of the following directors: James M. Stonehouse, Rahim Jivraj, Ed Flood and Lorne Gertner. Mr. Stonehouse and Mr. Jivraj have also resigned as officers of the Company. In addition, the Company has accepted the resignations of Mr. Flood and Gijsbert Groenewegen from the Advisory Committee. The Company wishes to thank Messrs Stonehouse, Jivraj, Flood, Gertner and Groenewegen for their valuable contributions to the initial phase of work in Colombia.

Following the resignation of Mr. Stonehouse, William (Bill) D. Thomas, the Company's existing Secretary, Treasurer and CFO and a director, was appointed to also serve as the Company's CEO and President.

Bill Thomas has also been actively involved in fund raising for public companies in the resource sector for over 30 years. Mr. Thomas has over thirty years of experience in the finance and accounting areas for the natural resource sector. He has held various successive management positions with Kerr McGee Corporation's China operations based in Beijing, China, ending in 2004 with his final position as Director of Business Services. For a brief period after leaving Kerr

McGee, Mr. Thomas acted as a self-practitioner in the accounting and finance field. In July 2007 Mr. Thomas took on the role of Chief Financial Officer for two public resource companies; Hana Mining Inc. (TSX-V: HMG) and NWT Uranium Corp (TSX-V: NWT; OTCBB: NWURF). Mr. Thomas resigned from NWT Uranium Corp. and Hana Mining Inc in July, 2008 and March, 2010 respectively.

As a result of the changes announced above, the Company's current Board of Directors and executive officers are now as follows: William (Bill) D. Thomas, CEO, President, Secretary, Treasurer, CFO and Director, and Gerry Jardine, Director.

Corporate Restructuring;

In reviewing the current operations, the Board has provided clear direction for the Company based on its intent to proceed with the Guayables gold project in Colombia and increase its prospects by continuing to look for new properties that would broaden its scope in South America.

The Company has retained the law firm of Suarez Zapata, a Colombia-based legal firm with years of experience in developing corporate networks in country. Suarez Zapata will assist Mercer in the corporate reorganization process in Colombia and to provide support for negotiations in-country concerning the Guayabales and future property transactions.

The Company will seek to further build the Board of Directors with seasoned industry and corporate members.

As previously announced, the Company has completed a 1 for 4 share consolidation and will continue to pursue its listing on the TSX-V Exchange filed with the exchange.

Operations

Mercer Gold's management and Board are deeply committed to see the forward development of the Guayabales Project in Colombia. The Company is carrying out a detailed review and analysis of the results that have been retrieved from its initial 5,000-meter drill program, which encompassed the two primary zones of interest, the Encanto Zone and the Enchanada Zone. Preliminary exploration has identified three previously unknown zones of interest, which have been verified with independent review.

The Company plans to use this detailed data and interpretation, to pursue the next stage of drilling in order to move the Guayabales Project to the resource estimate stage.

The Company has established a new corporate address effective May 13, 2011. All inquiries and requests should be directed to Suite 880 - 666 Burrard Street, Vancouver, BC, V6C 2G3, Canada. The Company's corporate telephone number remains +1-604-681-3130.

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About Mercer Gold Corporation

Mercer Gold Corporation is a focused exploration company with one major asset: the Guayabales Gold Project located in the Marmato Gold District, in Caldas, Colombia. The Company's priority mining target is bulk-tonnage, gold-silver deposits that are amenable to open pit mining as well as higher-grade gold-silver mineralization that can be drawn out with selective underground mining techniques. Historically Colombia has been one of the largest gold producers in the world and the Colombian mining industry remains one of the most dynamic and promising sectors of the Colombian economy.

For further information see: www.mercergoldcorp.com
Symbol:      OTCQB: MRGPD; Frankfurt: AN4

Mercer Gold Contact:        Investor Relations
Tel.:                                    1-604-681-3130

Disclaimer for Forward-Looking Information: Certain statements in this release are forward-looking statements, which reflect the expectations of management. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. These forward-looking statements reflect management's current views and are based on certain expectations, estimates and assumptions, which may prove to be incorrect. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) a downturn in general economic conditions in North America and internationally, (2) the inherent uncertainties and speculative nature associated with mineral exploration and production, (3) a decreased demand for minerals and fluctuations in the price of such minerals, (4) any number of events or causes which may delay or cease exploration and development of the Company's property interests, such as environmental liabilities, weather, mechanical failures, safety concerns and labor problems; (5) the risk that the Company does not execute its business plan, (6) political and foreign risks, (7) inability to retain key employees, (8) inability to finance operations and growth, and (9) other factors beyond the Company's control. These forward-looking statements are made as of the date of this news release and, except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements. We seek safe harbor.